Exhibit 99.CODEETH

Code of Ethics

Adopted January 1, 2002

Revised August 29, 2007

Revised November 25, 2008

Revised November 14, 2014

Revised August 11, 2015

Revised December 21, 2016

Revised August 17, 2018

Revised November 27, 2018

Revised February 28, 2019

Revised May 13, 2019

Revised April 20, 2021

Revised August 24, 2021

Revised December 5, 2022

Code of Ethics

		PAGE
I.	DEFINITIONS	3-5

II.	FIDUCIARY DUTIES	5

III.	PROHIBITED ACTIVITIES	6-7

IV.	ACTIVITIES THAT REQUIRE SPECIAL AUTHORIZATION	7

V.	INSIDER TRADING	7-10

VI.	CONFIDENTIALITY	10

VII.	PROCEDURES TO IMPLEMENT CODE OF ETHICS	10-17

VIII.	APPENDIX I	18

Code of Ethics

This Code of Ethics is based on the principle that every trustee, director, officer and employee of Johnson Investment Counsel, Inc., Johnson Mutual Funds Trust, Johnson Trust Company and Johnson Financial, Inc. (the "Johnson Companies") or any investment adviser to the Johnson Companies should place the interests of the clients of the Johnson Companies before their own personal interests at all times. Each trustee, director, officer, and employee should avoid any actual or potential conflicts of interest with the Johnson Companies in all personal Securities transactions. Each trustee, director, officer, and employee must annually sign an Acknowledgement of Receipt and Compliance form and should comply with the provisions of the Code of Ethics in all their personal Securities transactions.

Transactions and actions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics. Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.

I.	DEFINITIONS

A.	“Access person” means any director, trustee, officer, employee, or advisory person (as defined below) of any of the Johnson Companies.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Advisory person” means:

1.	any employee of any of the Johnson Companies who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a Security by any of the Johnson Companies; or

2.	any employee of any of the Johnson Companies whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security by any of the Johnson Companies; or

3.	any natural person in a control relationship to any of the Johnson Companies who obtains information concerning recommendations with regard to the purchase or sale of a Security by any of the Johnson Companies.

D.	“Beneficial ownership” will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. For purposes of this Code, “beneficial ownership” includes, but is not limited to, Securities held by members of a person’s immediate family sharing the same household and Securities over which a person has discretionary authority outside of his ordinary course of business.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting Securities of the company shall be presumed to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

F.	“Employee” means any person employed by any of the Johnson Companies.

G.	“Disinterested trustees” means trustees of Johnson Mutual Funds Trust who are not employees of any of the Johnson Companies and who are not advisory persons, as defined above.

H.	“Disinterested directors” means directors of Johnson Trust Company or Johnson Financial, Inc. who are not advisory persons as defined above.

I.	“Fund” means any series of shares of Johnson Mutual Funds Trust.

J.	“Expert network” means a person with prior experience and relevant insights into a particular company or industry but is not a current employee of the discussed company and is not an employee of a broker-dealer or independent research provider.

K.	“Insider” means the officers, directors, and employees of a company, although the concept of an “insider” is broad. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, any of the Johnson Companies may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

L.	“Investment Team” means employees of the Johnson Companies responsible for the research, review and firm-wide recommendations with respect to the purchase or sale of a Security by any of the Johnson Companies.

M.	“Material information” means information for which there is a substantial likelihood that a responsible investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. Trading on insider information is not a basis for liability unless the information is material.

N.	“Non-public information” means information that has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the United States Securities and Exchange Commission (“SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, would be considered public.

O.	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participating in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as “Security”, or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term “Security” shall not include transactions and holdings in direct obligations of the Government of the United States; money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of other types of mutual funds, unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; currencies.

P.	“Executive Team” means the senior leadership team of the Johnson Companies.

Q.	“Non-approved Securities” means securities that are not included in a Johnson Companies model portfolio or are not approved by the Investment Team.

II.	FIDUCIARY DUTIES

All employees of any of the Johnson Companies:

A.	shall comply with all applicable laws, rules, and regulations of any government, government agency, and regulatory organization governing their professional, financial, or business activities, as well as with this Code of Ethics;

B.	shall remember the interests of clients should always come first, and that all research and investment knowledge belong to the firm and its clients, not to the Access Person;

C.	shall preserve the confidentiality of all information communicated by the client and all information regarding the client that is obtained as a result of the fiduciary duty as an employee of any of the Johnson Companies as it concerns matters within the scope of the confidential relationship, unless the information concerns illegal activities on the part of the client; and

D.	shall use particular care and good judgment to achieve and maintain independence and objectivity when dealing with issuers of Securities and persons that do business with any of the Johnson Companies.

III.	PROHIBITED ACTIVITIES

Each Access Person of any of the Johnson Companies:

A.	shall not commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as a financial analyst, professional, or employee of any of the Johnson Companies;

B.	shall not employ any device, scheme or artifice to defraud any of the Johnson Companies;

C.	shall not make to any of the Johnson Companies any untrue statement of a material fact or omit to state to any of the Johnson Companies a material fact that would cause a statement to be misleading, or make to any of the Johnson Companies any misleading statement;

D.	shall not engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any of the Johnson Companies;

E.	shall not engage in any manipulative practice with respect to any of the Johnson Companies;

F.	shall not knowingly participate in, or assist in, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing their professional, financial, or business activities;

G.	shall not accept any gifts greater than $200 annually from any person that does business with any of the Johnson Companies in order to preserve the Access Person’s objectivity with regards to the business relationship – see the Gift and Entertainment Policy for additional details;

H.	shall not trade while in possession of, nor communicate, material non-public information in breach of fiduciary duty (refer to Section V on Insider Trading);

I.	shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material, but may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources;

J.	shall not make any statements, orally or in writing, which misrepresent the services that the employee or their firm is capable of performing for the client, the qualifications of such employee or their firm, the expected performance of any particular investment, the historic performance of Johnson Investment Counsel, Inc. or Johnson Mutual Funds Trust or of a particular Fund or account, nor the performance that Johnson Investment Counsel, Inc. or Johnson Mutual Funds Trust can reasonably be expected to achieve;

K.	shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer’s obligations under the instrument;

L.	shall not undertake independent practice which could result in compensation or other benefit in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment; and

M.	shall not purchase non-approved securities in client accounts without authorization from the client. Authorization may be provided verbally by the client but must be documented in the customer relationship management (CRM) software. Email and written authorization are also acceptable and should be maintained as part of the client file. This provision will not apply to assets transferred to Johnson Investment Counsel.

The provisions of Sections III(G), III(I), III(K) and III(L) and III(M) shall not apply to disinterested trustees and disinterested directors (“disinterested trustees/directors”)

IV.	ACTIVITIES THAT REQUIRE SPECIAL AUTHORIZATION

All Access Persons are required to gain prior approval in writing from the Chief Compliance Officer regarding:

A.	service on a Board of Directors or Board of Trustees of a publicly traded company. Those serving on a Board of a company whose stock any of the Johnson Companies or any clients of any of the Johnson Companies holds or intends to hold are isolated from making investment decisions as to that company;

B.	investments in initial public offerings (“IPO”). An investment by an Access Person in an unrestricted, equity IPO that is available to clients is prohibited due to the limited availability of shares and potential conflict with Funds or Johnson Investment Counsel’s managed accounts that also may wish to acquire the shares. If the Chief Compliance Officer approves an investment in an IPO, the Chief Compliance Officer shall maintain a record of the approval and the reasons supporting the approval;

C.	investments in limited offerings. Limited offering means an offering that is exempt from registration under the Securities Act of 1933. All Access Persons must disclose holdings in limited offerings before any of the Johnson Companies makes subsequent transactions in the Security for itself or any of its clients. If the Chief Compliance Officer approves an investment in a limited offering, the Chief Compliance Officer shall maintain a record of the approval and the reasons supporting the approval; and

D.	participation in investment clubs. Employees that are members of investment clubs must follow certain rules pertaining to their participation in these clubs, as required by the SEC. Employees need to know which Securities Johnson Investment Counsel, Inc. is monitoring for purchase or sale and to abstain from “voting” on those particular Securities without offering any additional information.

The provisions of this Section IV shall not apply to disinterested trustees/directors.

V.	INSIDER TRADING

A.	Policy Statement on Insider Trading - The Johnson Companies forbid any Access Person from trading, either personally or on behalf of others (such as Funds and private accounts managed by Johnson Investment Counsel, Inc.) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading”. This policy applies to all Access Persons and extends to activities within and outside their duties at any of the Johnson Companies. Disinterested trustees/directors must also consider insider trading issues when conducting personal trades.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in Securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material non-public information; or

2.	trading by a non-insider, while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	communicating material non-public information to others.

B.	Identifying Insider Information – Before trading for yourself or others, including investment companies or private accounts managed by Johnson Investment Counsel, Inc., on any Securities information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

2.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Further, Research Analysts should not use research provided by “Business Intelligence” firms, “Political Intelligence” firms or “Expert Networks” unless approval is provided by the Chief Compliance Officer.

a.	Utilizing Expert Networks for Research

Access Person may consult with paid (or unpaid) expert networks as part of Johnson’s research process, including consultations with political participants. Johnson typically contacts such consultants through Tegus, or other similar expert network firms. Expert network firms must go through vendor review prior to an Access person adhering to the below process.

Access Person who wishes to speak with an expert network must:

•	Ensure that biographical information about the expert has been submitted to the Chief Compliance Officer through MyComplianceOffice Technologies;

•	Obtain pre-clearance from the Chief Compliance Officer through MyComplianceOffice Technologies;

•	Inform the expert at the beginning of the meeting of the topics likely to be discussed and confirm that the expert is allowed to discuss such topics;

•	Inform the expert at the beginning of the meeting that JIC does not want to receive any information:

o	about the expert’s employer or affiliated entities,

o	about prior employers, or affiliated entities, of the expert during the past six months,

o	that the expert is prohibited from disclosing; or

o	that may be material non-public information.

•	Confirm if the expert is a Client or an Investor in the entity to be discussed;

•	Ask the expert whether they are permitted by their employer to engage in paid consultations; an

•	Immediately report the receipt of any potentially material non-public information to the Chief Compliance Officer.

Certain of the above items may be accomplished by requiring that the relevant expert complete a questionnaire/certification prior to each call. JIC anticipates that the Chief Compliance Officer will not approve any conversations about an issuer with an expert who worked for the issuer during the past 6 months.

Accessing pre-recorded interviews through Tegus will not require pre-clearance from the Chief Compliance Officer.

If, after consideration of the above, you believe that the information is material and non-public or if you have questions as to whether the information is material and non-public, you should take the following steps:

1.	Report the matter immediately to the Chief Compliance Officer.

2.	Do not purchase or sell the Securities on behalf of yourself or others, including investment companies or private accounts managed by Johnson Investment Counsel, Inc.

3.	Do not communicate the information to anyone inside or outside any of the Johnson Companies, other than to the Chief Compliance Officer. In addition, care should be taken so that such information should be sealed; access to computer files containing material non-public information should be restricted.

4.	After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Executive Team of Johnson Investment Counsel, Inc. before trading or communicating the information to anyone.

VI.	CONFIDENTIALITY POLICY

Any information regarding personal client information is strictly confidential and may not be used or shared with anyone outside the firm. Violation of this confidentiality will result in disciplinary action, up to and including termination.

VII.	PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following procedures have been established to aid the officers, directors, trustees, and employees of the Johnson Companies in preventing, detecting, and imposing sanctions against insider trading and other prohibited activities. Every officer, interested director, interested trustee and employee of any of the Johnson Companies must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

A.	Personal Securities Trading – Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. The Johnson Companies discourage short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that the Johnson Companies owe to its Clients will not be tolerated. Each Access Persons shall be subject to the following procedures for Securities trading:

1.	Pre-clear the trade by submitting a pre-clearance request through MyComplianceOffice Technologies system. The “exempted transactions” described in Section VII(A)(3) do not require preclearance for all Access employees except Investment Team members. A reply e-mail from MyComplianceOffice Technologies will be proper authorization to trade (transactions done directly with the issuer of the Security and/or dividend reinvestment purchases do not need pre-clearance). Trades submitted by Investment Team members will require review from the Director of Research (or if unavailable, their designee). When an Investment Team member requests to place a trade of a security that would not be appropriate for a client portfolio, the member requesting approval must provide an explanation as to why it isn’t appropriate when entering the pre-clearance request. Note: Authorizations are only valid for one day. An Access Person must complete a pre-clearance request each time he or she re-enters the order. If the Access Person chooses to enter a “good ‘til cancelled” order, the Access Person must pre-clear the trade with the MyComplianceOffice Technologies system each day to make sure he or she still has authorization to trade on that particular day.

2.	Trading Limitations –

a.	Employees are encouraged to purchase securities for the long-term. The Compliance department will monitor the frequency of personal trading. Employees with an excessive number of trades may warrant restrictions on the number of their trades as determined by the Chief Compliance Officer.

b.	Speculative trading in options or futures contracts in Access Person’s personal accounts is prohibited unless approved by the Chief Compliance Officer.

c.	A portfolio manager or their support staff may not trade on the same day as one of their clients. Any member of a Portfolio Management team should discuss and confirm that their Portfolio Manager(s) are not intending to trade the desired securities on the same day nor are they in discussion with clients related to the desired securities.

d.	Employees should not spend time during working hours on researching personal investments which they know will not meet the parameters of the Johnson Investment Counsel list of approved securities. Violation of this rule is subject to sanctions, disgorgement of profits, and/or termination of employment, subject to discretion of Chief Compliance Officer and Executive Team.

e.	Pre-clearance approval may be delayed or denied any time the trading desk has an active order which could have a market-moving impact.

3.	Exempted Transactions – The provisions of this Section VII(A) do not apply to the following transactions:

De Minimis Transactions

a.	Purchases or sales of Securities where the total transaction does not exceed $5,000 in a 48 hour period.

b.	Purchases or sales of Securities involving less than 2,000 shares of a Security included in the Standard & Poor’s 500 Index.

c.	Purchases or sales of Securities involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $2 billion and average daily trading volume in excess of 100,000 shares.

d.	Purchases or sales of Exchange Traded Funds with average trading volume in excess of 100,000 shares.

e.	Purchases or sales of option contracts involving less than twenty (20) contracts on a Security included in the Standard & Poor’s 500 Index.

f.	Purchases or sales of option contracts involving less than twenty (20) contracts on a Security of a company with a market capitalization in excess of $2 billion and average daily trading volume in excess of 100,000 shares.

g.	Purchases or sales of option contracts involving less than 20 contracts of Exchange Traded Funds securities with average trading volume in excess of 100,000 shares.

Exempt Mutual Funds

h.	Except for non-exempt mutual funds described in the next paragraph, any purchase or sale of a Security issued by any registered open-end investment company is exempt from the pre-clearance and prohibited transaction provisions of this Code.

Closed end funds, unit investment trust interests, and exchange traded funds (ETF’s) are not exempt from the pre-clearance and other reporting provisions of this Code. Also, any mutual fund that is advised or sub-advised by the Johnson Companies, and any fund where the adviser or principal underwriter is an entity under common control with the Johnson Companies are exempt from the pre-clearance but are not exempt from quarterly reporting, annual reporting and the prohibited transaction provisions of this Code. Please see Appendix I for the current list of these non-exempt mutual funds. Note that Appendix I is subject to amendment from time to time.

No Knowledge

i.	Securities transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made in a Johnson Investment Counsel managed account, or Securities transactions effected in a Schwab Intelligent Portfolio account in which the Access Person is neither consulted nor advised of the trade before it is executed.) See the No Knowledge Trading Policy for further details.

Certain Corporate Actions

j.	Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

Systematic Investment Plans

k.	Any acquisition of a Security pursuant to a systematic investment plan that has previously been approved pursuant to this Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, pre-determined basis without affirmative action by the Access Person. DRIP plans fall into this category. Systematic purchases of any fund that is advised or sub-advised by the Johnson Companies need not be pre-cleared (i.e. profit sharing contribution, 401-k contribution, payroll deduction).

Rights

l.	Purchase of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

Miscellaneous

m.	Any transaction in the following: direct obligations of the Government of the United States; currencies; money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments; shares of money market funds; shares of other types of mutual funds, unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and other Securities as may from time to time be designated in writing by the Chief Compliance officer on the ground that the risk of abuse is minimal or non-existent.

n.	Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control.

The provisions of this Section VII(A) shall not apply to disinterested trustees/directors.

Investment Team members are not eligible for exemptions identified in Section VII(A)(3) and therefore, must pre-clear trades of a reportable Security. The only exception to the pre-clearance requirement is for trades taking place in no knowledge accounts including Schwab Intelligent Portfolio accounts.

B.	Reporting –

1.	Duplicate Statements and Confirms – An Access Person must arrange for the Chief Compliance Officer or his designee to receive duplicate copies of each statement for each account in which such Access Person has a beneficial interest as of December 31st. For accounts in MyComplianceOffice Technologies with electronic feeds, a duplicate statement is not needed.

2.	Quarterly Reports – Each Access Person shall submit to the Chief Compliance Officer or his designee a quarterly report of every transaction during the quarter in a reportable Security in which he or she has any direct or indirect beneficial ownership as described in Section I (D). This should be submitted through a MyComplianceOffice Technologies questionnaire. In addition to reporting trades, the form must include information detailing the name of the bank or broker dealer, account number and date for any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person. Said report shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected. An Access Person need not make such a report with respect to transactions effected for any account over which he or she does not have any direct or indirect influence or control.

At a minimum a quarterly transaction report must include the following information: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable Security involved; the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); the price of the Security at which the transaction was effected; the name of the broker, dealer, or bank with or through which the transaction was effected; and the date the Access Person submits the report.

3.	Initial and Annual Holdings Reports – New Access Persons shall submit to the Chief Compliance Officer or his designee, no later than ten (10) days after the person becomes an Access Person, a report of their personal Security holdings in which the Access Person has direct or indirect beneficial ownership as described in Section I (D). The report shall also include information regarding any account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person. The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.

Existing employees are required to provide an annual holdings report on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days prior to the final date the report is due to be submitted.

Initial and annual holdings reports must include the following information; the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable Security in which the Access Person has any direct or indirect beneficial ownership; the name of any broker, dealer, or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and the date the Access Person submits the report. This report should be completed through a MyComplianceOffice Technologies questionnaire.

4.	Reports of Compliance Officer – Members of the Compliance Department are not able to approve their own personal trades. Any trading by a Compliance Department Member will have to be approved by a different member of the Department.

The provisions of this Section VII(B) shall not apply to disinterested trustees/directors.

C.	Administration -

1.	Review of Personal Securities Trading Reports – The reports submitted by Access Persons shall be reviewed by the Chief Compliance Officer or his designee in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated there under has occurred. These reviews may include but not necessarily be limited to the following:

•	An assessment of whether the Access Person followed the required internal procedures, such as pre-clearance;

•	An assessment of whether the Access Person is trading for their own account in the same Securities they are trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for themself;

•	Periodically analyzing the Access Person’s trading for patterns that may indicate abuse, including market timing;

The Chief Compliance Officer or his designee shall report any such material violations to the Executive Team and to the applicable Boards of Trustees/Directors.

2.	Sanctions – The Chief Compliance Officer and/or the applicable Boards of Trustees/Directors may impose sanctions deemed appropriate upon any person who has materially violated the Code of Ethics or engaged in a course of conduct that, although in technical compliance with the Code of Ethics, is part of a plan or scheme to evade the provisions of the Code of Ethics. Generally, the Adviser’s guidelines for violations occurring over a calendar year will be as follows:

a.	1st Violation:

•	Verbal warning; and

•	a meeting with the Chief Compliance Officer to discuss and re-sign the code

b.	2nd Violation (within 12 months of the first violation):

•	A fine of half a percent of base salary up to $500

•	a meeting with the Chief Compliance Officer to discuss and re-sign the code

c.	Third Violation (within 12 months of the second violation):

•	A fine of one percent of base salary up to $1,000

•	a meeting with the Executive Team to discuss and re-sign the code

•	Prohibition from trading personally for six months except to close out current positions

In addition to any other sanctions that may be imposed, the Chief Compliance Officer or his designee may require a person who has committed a trading-related violation to reverse the trade in question and forfeit any profit or absorb any loss from the trade. For example, a portfolio manager or their support staff who is found to have traded on the same day as one of their clients and received a better price than the client may be required to disgorge the difference between the price received by the access person and price received by the client. As an illustration, if a portfolio manager or their support staff purchased 100 shares of a security at $50 on the same day their client purchased 100 shares at $51 the employee may be sanctioned $100 (100 shares times $1.)

The Executive Team, in its sole discretion, may impose the following sanctions for repeated failures of an Access Person to submit the quarterly information or the annual information in a timely manner: a daily fine ranging from $10 per day to $500 per day for each day such Access Person has failed to submit such quarterly information or annual information. The amount of such daily fine is to be established at the sole discretion of the Executive Team, upon its consideration of the relevant factors, including, without limitation, the following:

i.	The timeliness or tardiness of Access Person’s past submissions;

ii.	The seniority of the Access Person;

iii.	The base salary and total income level of the Access Person;

iv.	Any extenuating facts and circumstances

Depending on the severity of the trading-related violation or in the event of a non-trading violation of this Code, sanctions imposed may also include, but shall not be limited to any or a combination of any of the following:

i.	A letter of caution or warning;

ii.	Suspension of personal trading rights;

iii.	Reduction in salary;

iv.	Suspension of employment (with or without compensation);

v.	Termination of employment for cause;

vi.	Referral to the Securities and Exchange Commission

Failure to abide by the requirement of the Chief Compliance Officer or his designee to reverse a trade or to observe any of the other sanctions imposed may result in the imposition of additional sanctions. If the conduct of the Chief Compliance Officer or his designee or Executive Team is under review, the remaining members of the team may designate a substitute member to consider the conduct of the person in question.

3.	Annual Report - Annually, the Chief Compliance Officer will submit a report to the Board of Trustees/Directors of the Johnson Companies. The report will describe any material issues arising under the Code of Ethics since the last report, including, but not limited to, material violations of the Code of Ethics and sanctions imposed. The report will also certify that procedures have been adopted and followed to prevent Access Persons from violating the Code of Ethics.

4.	“Whistleblower” Provision – If you become aware of a violation of the Code, the apparent or suspected violation must be reported promptly to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may be submitted anonymously should you wish, through the MyComplianceOffice Technologies system. In addition, should the Chief Compliance Officer be involved in the violation or unreachable, you may report the violation to another member of the Executive Team. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Appendix I

Reportable Mutual Funds

Public Funds

•	Johnson Equity Income Fund

•	Johnson Opportunity Fund

•	Johnson International Fund

•	Johnson Fixed Income Fund

•	Johnson Municipal Income Fund

Institutional Funds

•	Johnson Enhanced Return Fund

•	Johnson Institutional Short Duration Bond Fund

•	Johnson Institutional Intermediate Bond Fund

•	Johnson Institutional Core Bond Fund

This Appendix I is subject to change. Please contact the Chief Compliance Officer to ensure you have the correct version.